Railroad Industries Incorporated
Full Service Transportation Consulting
1575 Delucchi Lane, Suite #210, Reno, NV 89502 Phone:775-329-4855 Fax: 775-329-4844 www.railroadindustries.com

April 21, 2009

Mr. Mason Douglas
President and Director
Infrastructure Materials Corp
Oakville, Ontario, Canada
and Reno, Nevada, USA
Via Email: masondouglas26@hotmail.com

Dear Mr. Douglas:

Proposal for Market Analysis/Forecast for Portland Cement and Limestone

Thank you for contacting Railroad Industries Incorporated (RII) for your consulting needs. RII is pleased to submit this proposal to Infrastructure Materials Corp (IMC) to perform a market analysis for Portland Cement and Limestone.

Background
IMC is developing several cement plants in the western United States. To encourage investment and support the feasibility of developing new facilities, IMC is interested in learning more about the markets for the materials these facilities will produce. IMC has contacted Railroad Industries Incorporated (RII) to perform a market analysis and 1-5-10 year forecasts for these commodities. RII has performed many such studies for various products and commodities, especially bulk materials conducive to rail transportation. RII's familiarity with these markets and how trends in the transportation infrastructure industry will affect IMC's markets will facilitate this study, and allow for a comprehensive qualitative analysis. IMC will be able to use this study in its marketing media to promote investment.

Approach and Scope of Work
IMC has provided RII with an outline of questions it would like answered with this study. RII has developed a Plan A or Plan B approach for this study so IMC may choose the approach it desires. RII understands that cost for the study was a factor, so Plan A is a minimum cost scenario. However, the outline provided to RII includes substantial detail that will require more hours, so RII has provided an approach to address this detail as well. IMC can choose the approach and/or tasks it wishes for the current purposes of this study:

Each of the following tasks would be performed for these 3 markets/market areas:

I. Limestone for Las Vegas, NV markets
II. Portland Cement, Clinker and limestone out of Elko, NV
III. Portland Cement, Clinker and limestone out of Lincoln County, NV

Railroad Industries Incorporated
Full Service Transportation Consulting
1575 Delucchi Lane, Suite #210, Reno, NV 89502 Phone:775-329-4855 Fax: 775-329-4844 www.railroadindustries.com

1. Historical Overview
   RII will provide a brief historical overview of the cement and limestone aggregate industries, including recent economic factors and trends that affect both production and consumption. It is understood that IMC will be utilizing this material for investment purposes, so this section will developed as an introduction to aggregates, their markets, transportation, costing, pricing and end uses.

2. Demand/Consumption
   RII will identify a sampling of users within each of the market areas identified by IMC, develop a survey, contact and compile the results of these interviews. Users would include State DOT regional divisions for planned infrastructure projects, Prime contractors for construction projects, etc.
   Plan A = RII would identify and contact 5-10 users for a general overview of consumption trends, suppliers, demand and factors for forecasting (Task 7).
   Plan B = RII would identify and contact 20-30 users for a more statistical analysis on demand, trends, supplier and buyer habits, and forecasting factors.

3. Production/Competition
   RII will identify the major producers and distribution facilities competing for the markets areas identified by IMC, develop a questionnaire and survey these manufacturers. Items to be addressed in the questionnaire include but are not limited to facility capacities, expansion or facility closing plans, reserves, markets served, specific commodity lines, pricing strategies, production/operational issues, etc.
   Plan A = RII would utilize its contacts within the aggregate industry to discretely develop the information, contacting 5-10 competing producers. A very brief profile will be provided describing each facility or company.
   Plan B = RII would contact a sampling of 20-30 producers for the market areas identified by IMC to provide a more statistical analysis. This will require RII to identify the study as a university study project to elicit optimum cooperation from competitor firms. In addition, RII would still contact its aggregate industry contacts for deeper qualitative perspectives on the industry and competition. A more detailed profile on each company or facility will be developed, including information from their financial and production information from their annual reports, D&B reports, etc.

4. Traffic Flows
   RII would examine the Surface Transportation Board database on freight movements to develop the traffic flows by truck and rail for these commodities into the market areas identified by IMC. These may also help to develop additional markets, transportation trends and completion data.
   Plan A = RII will provide the basic traffic flows by ton for each Business Enterprise Area.
   Plan B = RII will also contact its key marketing officials at both western Class I railroads to develop information on aggregate traffic moving by rail, operational concerns, pricing break opportunities, etc.

5. Transportation Costing
   Since the transportation costs are the key factor in which markets are open competitively to a new facility, RII will perform the rail and truck costing for each of IMC's planned facilities to test the economics for competitive pricing.
   Plan A = IMC has identified 11 broad origin/destination pairs between the two locations, 2 commodities and market areas. RII would choose one point within each market area to develop simple costing and price estimates for each of these pairs.
   Plan B = RII would develop additional pairs based on other potential markets identified within the markets areas, as well as other markets areas if identified through the study for up to 10 additional pairs. This deeper analysis would include transit times and recommendations based on modal and routing options.

6. Contingent Factors
   RII will provide an account of contingent factors that could affect the markets, demand and competition for these commodities, based both on the results of this study as well as RII's understanding of the cement industry and its markets through transportation experience. These factors would include, but would not be limited to: the current economy and affects on private construction and competitor capacity, the new Economic Stimulus funding for infrastructure to states, affects of fly ash substitution in cement for some of IMC's market areas, etc.
   Plan A = This would include a brief explanation and potential affects.
   Plan B = This would include a more extensive discussion of each contingency with a quantifiable affect to be used in the forecasting.

7. Forecasting
   RII will develop the market forecast for the identified areas and end uses for limestone aggregate, cement clinker and Portland cement based on the results of this study tasks 1-6. This will include 1-5-10 year iterations for years 2010, 2015 and 2020.

8. Final Report
   RII will develop a final report detailing the results of each task. This report will include conclusions and recommendations based on the study analysis, including market areas already saturated, new market opportunities, and areas of concern and opportunity.

Optional Tasks

These additional tasks may be chosen to graphically illustrate the findings and provide visual impact for marketing to IMC investors and using in IMC marketing materials.

A) RII can plot IMC's competition and optimum markets and trends visually in maps.
B) RII can develop the report into an illustrated report with visuals and charts suitable for using in marketing media.
C) RII can assist with development of any marketing materials/website graphics needed.

Railroad Industries Incorporated
Full Service Transportation Consulting
1575 Delucchi Lane, Suite #210, Reno, NV 89502 Phone:775-329-4855 Fax: 775-329-4844 www.railroadindustries.com

Fees and Expenses

RII estimates the following hours and fees for each task in this proposal:

Plan A

Task	Description	Estimated Hours	Estimated Fees
1.	Overview	2-4 hours	$ 350-$ 700
2.	Demand/Consumption	8-10 hours	$1400-$1750
3.	Production	8-10 hours	$1400-$1750
4.	Traffic Flows	10-12 hours	$1750-$2100
5.	Transportation costing	6-8 hours	$1050-$1400
6.	Contingent Factors	3-5 hours	$ 525-$ 875
7.	Forecasting	15-20 hours	$2625-$3500
8.	Final Report	8-10 hours	$1400-$1750
Total Plan A Estimate:		60-79 hours	$10500-$13825

Plan B

Task	Description	Estimated Hours	Estimated Fees
1.	Overview	2-4 hours	$ 350-$ 700
2.	Demand/Consumption	20-30 hours	$3500-$5250
3.	Production	20-30 hours	$3500-$5250
4.	Traffic Flows	12-16 hours	$2100-$2800
5.	Transportation costing	12-15 hours	$2100-$2625
6.	Contingent Factors	5-8 hours	$ 875-$1400
7.	Forecasting	20-30 hours	$3500-$5250
8.	Final Report	10-15 hours	$1750-$2625
	Total Plan B Estimate:	101-148 hours	$17675-$25900

Optional Tasks:		Estimated Hours	Estimated Fees
A.	Market areas/Maps	4-8 Hours	$ 700-$1400
B.	Illustrated Graphic Report	5-8 Hours (addl.)	$ 875-$1400
C.	Marketing Materials	TBD	TBD*

A deposit in the amount of $5,000 would be required to begin work, to be applied to the first invoice. Upon project completion, RII will submit an itemized invoice to IMC for services performed minus deposits, to be paid by IMC on Net 30 terms**.

**TBD items would be proposed separately after knowing exactly what materials are desired.*

***Invoices more than 60 days past due accrue interest charges of 2% of the past due balance. RII reserves the right to collect any invoiced amounts, interest, or costs associated with collection of past due accounts according to the laws of the State of Nevada.*

Railroad Industries Incorporated
Full Service Transportation Consulting
1575 Delucchi Lane, Suite #210, Reno, NV 89502 Phone:775-329-4855 Fax: 775-329-4844 www.railroadindustries.com

Schedule
RII can complete this project within 30 business days of notice to proceed and receipt of deposit.

If you find the terms of this proposal acceptable, please sign below and fax this form to (775) 329-4844. Please mail the original and deposit to:

Railroad Industries Incorporated
1575 Delucchi Lane #210
Reno, NV 89502

Please indicate on your signed copy which Optional Tasks, if any, you would like to be included in the report. If you have any questions, please feel free to contact me. We look forward to working closely with IMC on this project.

Sincerely,

Gary V. Hunter
Chairman and CEO
Railroad Industries Incorporated

Joanne Hughes
Signature
April 30, 2009
Date
Corporate Secretary
Title
Infrastructure Materials Corp.
Firm/Company Name
1135 Terminal Way #207B
Reno Nevada, 89502
Billing Address

Cc: Stafford Kelley – IMC
Roger Hall – IMC